EXHIBIT 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416
FOR IMMEDIATE RELEASE
January 23, 2008

CULLEN/FROST REPORTS 4th QUARTER RESULTS, RECORD ANNUAL EARNINGS FOR
2007 AND TIMING OF EARNINGS CONFERENCE CALL

SAN ANTONIO - Cullen/Frost Bankers, Inc. today reported net income for the fourth quarter of 2007 of $54.7 million, or $.93 per diluted common share, a 13.1 percent increase over fourth quarter 2006 earnings of $48.4 million, or $.84 per diluted common share. For the fourth quarter of 2007, returns on average assets and equity were 1.65 percent and 15.18 percent respectively, compared to 1.59 percent and 16.04 percent for the same period of 2006. Included in the fourth quarter of 2006 results were $2.0 million in conversion expenses relating to the December acquisition of Summit Bancshares, Inc.

The company also reported record annual earnings for 2007 of $212.1 million, or $3.55 per diluted common share, up 9.5 percent from 2006 earnings of $193.6 million, or $3.42 per diluted common share. For the year, returns on average assets and equity were 1.63 percent and 15.20 percent respectively, compared to the 1.67 percent and 18.03 percent reported in 2006.

"It is a pleasure for me to report another record year for our company," said Dick Evans, Cullen/Frost chairman and CEO. "As we navigate this challenging banking environment, our performance affirms the benefit of several strategic decisions that have positioned us well. In 2000, we got out of the residential mortgage business because we believed the industry had lost its relationship focus and had become a commoditized business with insufficient profitability. We also exited the indirect lending and credit card businesses in the past for the same reason. Credit quality continues to be good, and we have no direct exposure to the sub-prime lending crisis that has impacted the financial services industry since last summer.

"In addition, last quarter we took steps to reduce the potential negative impact on our net interest income of a declining rate environment by entering into a seven-year $1.2 billion interest rate swap that has moved us to a more interest rate-neutral position. It was good to see our net interest margin for the year increase to 4.69 percent, despite the Fed cutting the prime rate 100 basis points during the second half of the year. For the year, average loans reached $7.5 billion and average deposits were $10.2 billion, both all-time high numbers. I was also pleased to see non-interest income rise 11.4 percent, to $268.2 million.

"Continuing our commitment to expand in the Texas markets we serve, we added another new financial center to the growing Austin market and relocated our NASA financial center in the Houston area to a new building during the fourth quarter. In addition, in December, we announced the acquisition of Prime Benefits, an Austin-based independent insurance agency, which will complement our insurance team in Austin. Building on our strong base, we will continue to focus on growing Cullen/Frost and meeting the competitive challenges of other financial institutions that are scrambling to stake a claim in this great state that we have called home for 140 years.

"As always, it is our outstanding employees who made these strong results for 2007 possible. I thank them for their dedication to taking good care of our customers and their commitment to teamwork."

For the year ended December 31, 2007, average annual total loans were $7.5 billion, up 14.4 percent compared to $6.5 billion for the previous year. Average annual total deposits for 2007 rose to $10.2 billion, an increase of 11.2 percent over the $9.2 billion reported in 2006. Net interest income on a taxable-equivalent basis grew to $534.2 million, an 11.5 percent increase over the $479.1 million reported a year earlier, reflecting increasing volumes as a result of our acquisitions and organic growth. For 2007, non-interest income increased to $268.2 million, up 11.4 percent over the $240.7 million reported for 2006, while non-interest expenses increased 12.7 percent over the previous year to $462.4 million.

Noted financial data for the fourth quarter:

All of the following comparisons to the fourth quarter of last year were impacted, in part, by the acquisition of Summit Bancshares, Inc on December 8, 2006.

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Net interest income on a taxable-equivalent basis for the fourth quarter totaled $135.3 million a 9.1 percent increase from the $124.0 million reported for the fourth quarter of 2006. Impacting this rise in net interest income, in part, was a 7.5 percent increase in average deposits from the fourth quarter of 2006 to $10.2 billion. This increase contributed to a $793 million increase in the average volume of earning assets, compared to the fourth quarter of 2006, to $11.4 billion. The earning asset mix has improved from the same period a year earlier, with average loans for the quarter rising to $7.6 billion, 13.2 percent higher than the $6.7 billion reported for the same period last year. The company purchased a seven-year $1.2 billion interest rate swap in October of 2007, moving its balance sheet to a more interest rate neutral position in order to reduce some of the potential negative earnings impact of a declining rate environment. The net interest margin was 4.70 percent for the fourth quarter, compared to 4.62 percent for the fourth quarter of 2006 and up one basis point from 4.69 percent for the third quarter of 2007.

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Non-interest income for the fourth quarter of 2007 was $66.4 million, compared to the $58.4 million reported a year earlier.
   Trust income rose 12.5 percent to $18.0 million, compared to $16.0 million for the fourth quarter of 2006, primarily from higher investment fees resulting from improvements in the equities market and new accounts.
   Service charges on deposit were $21.0 million, a rise of $1.9 million, compared to $19.1 million reported for the previous year's fourth quarter. This increase was due to higher retail and commercial overdrafts.
   Other charges, commissions and fees were $7.9 million, compared to $6.0 million reported for the fourth quarter of 2006. This increase was impacted by $700,000 in investment banking fees earned during the quarter.
   Other non-interest income was $13.4 million, an 18.1 percent increase over the $11.3 million reported a year earlier. The largest factor contributing to this increase was higher income from Visa checkcard usage.

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Non-interest expense for the fourth quarter of 2007 was $114.2 million, up $8.6 million or 8.1 percent from the $105.6 million for the fourth quarter of 2006. Combined, salaries and wages and employee benefits were up $4.8 million over the same quarter a year earlier, as a result of normal annual merit and market increases, along with an increase in the number of employees. Net occupancy expense was up $1.4 million to $10.2 million, primarily the result of higher lease expenses associated with the additional locations from the acquisitions made during 2006 and new locations opened in 2007. Expenses for furniture and equipment were up $1.8 million to $8.9 million, due mainly to higher depreciation expense for furniture and equipment and higher software maintenance costs. Both of these expenses were impacted, in part, by the company's decision to bring certain data processing functions in-house, as well as the acquisitions. The additional expense that resulted from bringing certain data processing functions in-house was more than offset in other expense by a decrease in outside computer service costs. Other expense was $28.9 million, flat, when compared to the fourth quarter of 2006, which included $2.0 million in conversion related expenses relating to the Summit acquisition.

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For the fourth quarter of 2007, the provision for possible loan losses was $3.6 million, compared to net charge-offs of $3.5 million. For the fourth quarter of 2006, the provision for possible loan losses was $3.4 million, compared to net charge offs of $3.3 million. The allowance for possible loan losses as a percentage of total loans was 1.19 percent at December 31, 2007, compared to 1.30 percent at year-end 2006. Non-performing assets were $29.8 million at year-end, compared to $26.4 million the previous quarter and $57.7 million at year-end 2006.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, January 23, 2008, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter and the year. The media and other interested parties are invited to access the call in a "listen only" mode at 800-944-6430. Digital playback of the conference call will be available after 12:00 p.m. CT until midnight Sunday, January 27, 2008 at 800-642-1687 with the Conference ID # of 30604147. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the website, www.frostbank.com, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE:CFR) is a financial holding company, headquartered in San Antonio, with assets of $13.5 billion at December 31, 2007. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, operates more than 100 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is one of the largest banking organizations headquartered in Texas, with a legacy of helping Texans with their financial needs during three centuries.

Forward-Looking Statements and Factors that Could Affect Future Results

   Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

   Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

w	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation's assessment of that impact.
w	Changes in the level of non-performing assets and charge-offs.
w	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
w	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
w	Inflation, interest rate, securities market and monetary fluctuations.
w	Political instability.
w	Acts of God or of war or terrorism.
w	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
w	Changes in consumer spending, borrowings and savings habits.
w	Changes in the financial performance and/or condition of the Corporation's borrowers.
w	Technological changes.
w	Acquisitions and integration of acquired businesses.
w	The ability to increase market share and control expenses.
w	Changes in the competitive environment among financial holding companies and other financial service providers.
w	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.
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The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

w	Changes in the Corporation's organization, compensation and benefit plans.
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The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

w	Greater than expected costs or difficulties related to the integration of new products and lines of business.
w	The Corporation's success at managing the risks involved in the foregoing items.

   Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2007				2006

	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

CONDENSED INCOME STATEMENTS

Net interest income	$130,760	$130,624	$129,520	$127,833	$121,229
Net interest income(1)	135,269	134,704	133,095	131,127	124,017
Provision for possible loan losses	3,576	5,784	2,650	2,650	3,400
Non-interest income:
Trust fees	18,009	17,749	17,694	16,907	16,009
Service charges on deposit accounts	21,044	20,696	20,147	18,831	19,142
Insurance commissions and fees	5,979	7,695	6,545	10,628	5,907
Other charges, commissions and fees	7,949	10,772	6,979	6,858	6,009
Net gain (loss) on securities transactions	15	--	--	--	--
Other	13,387	13,844	12,655	13,848	11,333

Total non-interest income	66,383	70,756	64,020	67,072	58,400

Non-interest expense:
Salaries and wages	54,069	52,996	51,203	51,714	48,472
Employee benefits	9,945	10,727	11,997	14,426	10,739
Net occupancy	10,198	9,509	9,483	9,634	8,786
Furniture and equipment	8,870	8,793	8,230	6,928	7,081
Intangible amortization	2,162	2,184	2,188	2,326	1,671
Other	28,906	29,358	29,541	37,059	28,846

Total non-interest expense	114,150	113,567	112,642	122,087	105,595

Income before income taxes	79,417	82,029	78,248	70,168	70,634
Income taxes	24,717	25,566	24,619	22,889	22,272

Net income	$54,700	$56,463	$53,629	$47,279	$48,362

PER SHARE DATA

Net income - basic	$0.94	$0.97	$0.90	$0.79	$0.85
Net income - diluted	0.93	0.95	0.89	0.78	0.84
Cash dividends	0.40	0.40	0.40	0.34	0.34
Book value at end of quarter	25.18	23.74	22.99	23.64	23.01

OUTSTANDING SHARES

Period-end shares	58,662	58,423	59,074	59,972	59,839
Weighted-average shares - basic	58,387	58,439	59,324	59,676	56,726
Dilutive effect of stock compensation	598	731	810	919	1,007
Weighted-average shares - diluted	58,985	59,170	60,134	60,595	57,733

SELECTED ANNUALIZED RATIOS

Return on average assets	1.65%	1.72%	1.66%	1.47%	1.59%
Return on average equity	15.18	16.44	15.40	13.78	16.04
Net interest income to average earning assets(1)	4.70	4.69	4.72	4.65	4.62

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2007				2006

	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$7,560	$7,436	$7,455	$7,404	$6,681
Earning assets	11,422	11,340	11,248	11,349	10,629
Total assets	13,169	13,026	12,923	13,058	12,071
Non-interest-bearing demand deposits	3,483	3,567	3,505	3,541	3,423
Interest-bearing deposits	6,765	6,685	6,593	6,711	6,107
Total deposits	10,248	10,252	10,098	10,252	9,530
Shareholders' equity	1,429	1,363	1,396	1,392	1,196

Period-End Balance:
Loans	$7,769	$7,461	$7,412	$7,459	$7,373
Earning assets	11,556	11,492	11,257	11,405	11,461
Goodwill and intangible assets	558	560	562	564	563
Total assets	13,485	13,167	12,949	13,176	13,224
Total deposits	10,530	10,096	10,177	10,280	10,388
Shareholders' equity	1,477	1,387	1,358	1,418	1,377
Adjusted shareholders' equity(1)	1,484	1,445	1,445	1,466	1,432

ASSET QUALITY

($ in thousands)
Allowance for possible
loan losses	$92,339	$92,263	$96,071	$96,144	$96,085
as a percentage of
period-end loans	1.19%	1.24%	1.30%	1.29%	1.30%

Net charge-offs	$3,500	$9,592	$2,723	$2,591	$3,329
Annualized as a percentage
of average loans	0.18%	0.51%	0.15%	0.14%	0.20%

Non-performing assets:
Non-accrual loans	$24,443	$21,356	$45,503	$46,769	$52,204
Foreclosed assets	5,406	5,023	4,222	3,715	5,545

Total	$29,849	$26,379	$49,725	$50,484	$57,749
As a percentage of:
Total loans and
foreclosed assets	0.38%	0.35%	0.67%	0.68%	0.78%
Total assets	0.22	0.20	0.38	0.38	0.44

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based
Capital Ratio	9.96%	10.07%	10.14%	10.41%	11.25%
Total Risk-Based
Capital Ratio	12.59	12.83	13.25	13.54	13.43
Leverage Ratio	8.37	8.01	8.10	8.31	9.56
Equity to Assets Ratio (period-end)	10.95	10.53	10.49	10.76	10.41
Equity to Assets Ratio (average)	10.85	10.46	10.80	10.66	9.91

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Year Ended December 31

	2007	2006	2005	2004	2003

CONDENSED INCOME STATEMENTS

Net interest income	$518,737	$469,163	$391,266	$331,438	$313,758
Net interest income(1)	534,195	479,138	398,938	337,102	318,945
Provision for possible loan losses	14,660	14,150	10,250	2,500	10,544
Non-interest income:
Trust fees	70,359	63,469	58,353	53,910	47,486
Service charges on deposit accounts	80,718	77,116	78,751	87,415	87,805
Insurance commissions and fees	30,847	28,230	27,731	30,981	28,660
Other charges, commissions and fees	32,558	28,105	23,125	22,877	22,522
Net gain(loss) on securities transactions	15	(1)	19	(3,377)	40
Other	53,734	43,828	42,400	33,304	28,848

Total non-interest income	268,231	240,747	230,379	225,110	215,361

Non-interest expense:
Salaries and wages	209,982	190,784	166,059	158,039	146,622
Employee benefits	47,095	46,231	41,577	40,176	38,316
Net occupancy	38,824	34,695	31,107	29,375	29,286
Furniture and equipment	32,821	26,293	23,912	22,771	21,768
Intangible amortization	8,860	5,628	4,859	5,346	5,886
Other	124,864	106,722	99,493	89,323	84,157

Total non-interest expense	462,446	410,353	367,007	345,030	326,035

Income before income taxes	309,862	285,407	244,388	209,018	192,540
Income taxes	97,791	91,816	78,965	67,693	62,039

Net income	$212,071	$193,591	$165,423	$141,325	$130,501

PER SHARE DATA

Net income - basic	$3.60	$3.49	$3.15	$2.74	$2.54
Net income - diluted	3.55	3.42	3.07	2.66	2.48
Cash dividends	1.54	1.32	1.165	1.035	0.94
Book value	25.18	23.01	18.03	15.84	14.87

OUTSTANDING SHARES

Period-end shares	58,662	59,839	54,483	51,924	51,776
Weighted-average shares - basic	58,952	55,467	52,481	51,651	51,442
Dilutive effect of stock
compensation	761	1,175	1,322	1,489	1,216
Weighted-average shares - diluted	59,713	56,642	53,803	53,140	52,658

SELECTED ANNUALIZED RATIOS

Return on average assets	1.63%	1.67%	1.63%	1.47%	1.36%
Return on average equity	15.20	18.03	18.78	17.91	17.78
Net interest income to average
earning assets(1)	4.69	4.67	4.45	4.05	3.98

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	Year Ended December 31

	2007	2006	2005	2004	2003

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$7,464	$6,524	$5,594	$4,823	$4,497
Earning assets	11,340	10,203	8,969	8,352	8,011
Total assets	13,042	11,581	10,143	9,619	9,584
Non-interest-bearing demand deposits	3,524	3,334	3,009	2,915	3,038
Interest bearing deposits	6,689	5,850	5,124	4,852	4,540
Total deposits	10,213	9,184	8,133	7,767	7,577
Shareholders' equity	1,395	1,074	881	789	734

Period-End Balance:
Loans	$7,769	$7,373	$6,085	$5,165	$4,591
Earning assets	11,556	11,461	10,197	8,892	8,132
Goodwill and intangible assets	558	563	184	117	115
Total assets	13,485	13,224	11,741	9,953	9,672
Total deposits	10,530	10,388	9,146	8,106	8,069
Shareholders' equity	1,477	1,377	982	822	770
Adjusted shareholders' equity(1)	1,484	1,432	1,033	833	762

ASSET QUALITY

($ in thousands)
Allowance for possible loan losses	$92,339	$96,085	$80,325	$75,810	$83,501
As a percentage of period-end loans	1.19%	1.30%	1.32%	1.47%	1.82%

Net charge-offs:	$18,406	$11,110	$8,921	$10,191	$9,627
As a percentage of average loans	0.25%	0.17%	0.16%	0.20%	0.21%

Non-performing assets:
Non-accrual loans	$24,443	$52,204	$33,179	$30,443	$47,451
Foreclosed assets	5,406	5,545	5,748	8,673	5,343

Total	$29,849	$57,749	$38,927	$39,116	$52,794
As a percentage of:
Total loans and foreclosed
assets	0.38%	0.78%	0.64%	0.76%	1.15%
Total assets	0.22	0.44	0.33	0.39	0.55

(1)					Shareholders' equity excluding accumulated other comprehensive income (loss).